Exhibit 10.7

HORNBECK OFFSHORE SERVICES, INC.

2005 LONG TERM INCENTIVE PLAN

(AS AMENDED AND RESTATED EFFECTIVE SEPTEMBER 1, 2026)

CASH AWARD NOTICE

Pursuant to the terms and conditions of the Hornbeck Offshore Services, Inc. 2005 Long Term Incentive Plan (as amended and restated effective September 1, 2026) (f/k/a Helix Energy Solutions Group, Inc. 2005 Long Term Incentive Plan) (as may be further amended, amended and restated, supplemented or otherwise modified from time to time, the “Plan”), Hornbeck Offshore Services, Inc. (f/k/a Helix Energy Solutions Group, Inc.), a Delaware corporation (the “Company”), hereby grants to the individual listed below (“you” or the “Participant”) a Cash Award in the amount set forth below. This Cash Award (this “Award”) is subject to the terms and conditions set forth herein and in the Cash Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Type of Award:	Cash Award

Participant:	[__________]

Date of Grant:	[__________]

Amount of Cash Award:	$[__________]

Vesting Schedule:	[__________]

By your signature below, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Cash Award Notice (this “Award Notice”). You acknowledge that you have reviewed the Agreement, the Plan and this Award Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Award Notice and have had an opportunity to obtain the advice of counsel prior to executing this Award Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations arising under the Agreement, the Plan or this Award Notice. This Award Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

Notwithstanding any provision of this Award Notice or the Agreement, if you have not executed this Award Notice within 90 days following the Date of Grant set forth above, you will be deemed to have accepted this Award, subject to all of the terms and conditions of this Award Notice, the Agreement and the Plan.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Award Notice to be executed by an officer thereunto duly authorized, and the Participant has executed this Award Notice, effective for all purposes as provided above.

HORNBECK OFFSHORE SERVICES, INC.

By:
Name: [__________]
Title: [__________]

PARTICIPANT

Name: [__________]

SIGNATURE PAGE TO

CASH AWARD NOTICE

EXHIBIT A

CASH AWARD AGREEMENT

This Cash Award Agreement (together with the Cash Award Notice (the “Award Notice”) to which this Cash Award Agreement is attached, this “Agreement”) is made as of the Date of Grant set forth in the Award Notice (the “Date of Grant”), by and between Hornbeck Offshore Services, Inc. (f/k/a Helix Energy Solutions Group, Inc.), a Delaware corporation (the “Company”), and [__________] (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Award Notice.

1. Award. In consideration of the Participant’s past and/or continued employment with, or service to, the Company or an Affiliate and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant, the Company hereby awards to the Participant a Cash Award in the amount set forth in the Award Notice on the terms and conditions set forth in the Award Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. Unless and until this Award has become vested in the manner set forth in the Award Notice and Section 2, the Participant will have no right to receive any payment in respect of this Award. Prior to settlement of this Award, this Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.

2. Vesting.

(a) General. Except as otherwise set forth in Sections 2 and 4, this Award shall vest in accordance with the vesting schedule set forth in the Award Notice. Upon the Participant’s Termination of Service prior to the vesting of this Award (but after giving effect to any accelerated vesting pursuant to this Section 2), any unvested portion of this Award will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.

(b) Termination of Service. Notwithstanding anything in the Award Notice, this Agreement or the Plan to the contrary, subject to Section 8 (as applicable):

(i) upon the Participant’s Termination of Service due to the Participant’s death or Disability, this Award shall immediately become vested as of the date of such Termination of Service;

(ii) upon the Participant’s Termination of Service due to a Qualifying Termination (except as set forth in Section 2(b)(iii) following a Change in Control), a Pro-Rated Amount of this Award shall immediately become vested as of the date of such Qualifying Termination, and any portion of this Award that remains unvested after the Pro-Rated Amount of this Award vests (the “Contingent Amount”) will remain outstanding and eligible to vest during the six-month period immediately following such Qualifying Termination (the “Vesting Tail Period”), solely in the event a Change in Control occurs during the Vesting Tail Period such that such Qualifying Termination becomes a Change of Control Qualifying Termination, and if a Change in Control does not occur within the Vesting Tail Period, the Contingent Amount will be forfeited immediately upon the expiration of the Vesting Tail Period without further notice and at no cost to the Company;

(iii) upon the Participant’s Termination of Service due to a Change of Control Qualifying Termination that occurs on or following a Change in Control, this Award shall immediately become fully vested as of the date of such Change of Control Qualifying Termination; or

(iv) upon the Participant’s Termination of Service for Cause, this Award, whether or not vested, will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.

(c) Change in Control. Notwithstanding anything in the Award Notice, this Agreement or the Plan to the contrary, in the event of a Change in Control, to the extent this Award is not assumed by the surviving entity in connection with such Change in Control, this Award shall vest in full immediately prior to such Change in Control.

(d) Definitions. For purposes of this Agreement:

(i) “Cause” shall have the meaning ascribed to such term in the Employment Agreement.

(ii) “Change of Control Qualifying Termination” shall have the meaning ascribed to such term in the Employment Agreement.

(iii) “Disability” shall have the meaning ascribed to such term in the Employment Agreement.

(iv) “Employment Agreement” means the Employment Agreement, dated as of [__________], by and among the Participant, the Company and Hornbeck Offshore Operators, LLC, as amended from time to time.

(v) “Pro-Rated Amount” means the product, rounded up to the nearest whole number, of (A) the unvested amount of this Award as of such Termination of Service and (B) a fraction, (I) the numerator of which is the total number of calendar days that have elapsed from the most recent vesting date set forth in the Grant Notice (or, if a vesting date has not occurred, the Date of Grant) through the date of the Participant’s Termination of Service and (II) the denominator of which is the total number of calendar days between the most recent vesting date set forth in the Grant Notice (or, if a vesting date has not occurred, the Date of Grant) and the final vesting date set forth in the Award Notice.

(vi) “Qualifying Termination” shall have the meaning ascribed to such term in the Employment Agreement.

(vii) “Termination of Service” means the termination of the Participant’s employment with, or performance of services for, the Company and its Affiliates. Unless otherwise determined by the Committee, (a) if the Participant’s employment or services with the Company and its Affiliates terminates but the Participant continues to provide services to the Company and its Affiliates in a non-employee capacity, such change in status shall not be deemed a Termination of Service with the Company and its Affiliates and (b) if the Participant is employed by, or performing services for an Affiliate that ceases to be an Affiliate, the Participant shall be deemed to have incurred a Termination of Service provided the Participant does not immediately thereafter become an employee of the Company or another Affiliate. Notwithstanding the foregoing provisions of this definition, to the extent this Award constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A, the Participant shall not be considered to have experienced a “Termination of Service” unless the Participant has experienced a “separation from service” within the meaning of Section 409A.

3. Payment. As soon as administratively practicable following the vesting of this Award pursuant to Section 2, but in no event later than 60 days after such vesting date, the Company shall pay to the Participant the amount of the vested portion of this Award. Neither this Section 3 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.

4. Restrictive Covenants.

(a) The Participant acknowledges and agrees that this Award further aligns the Participant’s interests with the Company’s long-term business interests, and as a condition to the Company’s willingness to enter into this Agreement, the Participant agrees to abide by the terms of any and all restrictive covenant agreements and obligations to which the Participant is subject in respect of the Company and its Affiliates, including, but not limited to, any confidentiality, non-disclosure, non-competition, non-solicitation, non-disparagement, assignment of inventions or other restrictive covenants in any Service Arrangement (as defined below) or other agreement by and between the Company or any Affiliate and the Participant, including those set forth in the Employment Agreement (the “Restrictive Covenants”).

(b) Notwithstanding any provision in this Agreement or the Plan to the contrary, in the event the Committee determines that the Participant has materially breached any of the Restrictive Covenants; provided that, solely for purposes of Sections 2 and 4 (and without affecting the determination of whether a breach of the Restrictive Covenants has occurred for any other purpose or limiting any other remedies with respect thereto), a material breach of the Restrictive Covenants can only occur if (x) the Company provides the Participant with written notice of the circumstances constituting the alleged material breach of the Restrictive Covenants within 90 days after becoming aware of such circumstances and (y) the alleged breach, if curable (which includes any commercial relationship resulting from such prohibited conduct), has not been cured within 15 days after receipt of the written notice described in clause (x), then any portion this Award (whether or not vested) that has not yet been paid as of the date of such determination will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.

5. Tax Withholding. Notwithstanding any other provision of this Agreement, the Company has the authority to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local and foreign taxes (including the employee portion of any FICA obligation) required by applicable law to be withheld with respect to any taxable event arising pursuant to this Agreement. The Company may withhold or the Participant may make such payment in accordance with Section 13.3 of the Plan.

6. Non-Transferability. During the lifetime of the Participant, this Award may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until this Award has been paid to the Participant. Neither this Award nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or the Participant’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

7. Rights as a Stockholder. The Participant shall have no rights or privileges of a stockholder of the Company with respect to this Award.

8. Execution of Receipts and Releases. Any payment in respect of this Award to the Participant or the Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such Person hereunder. As a condition precedent to such payment, the Company may require the Participant or the Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate; provided that any review period under such release will not modify the date of payment with respect to the vested portion of this Award.

9. No Right to Continued Employment, Service or Awards. Nothing in the adoption of the Plan, nor the award of this Award thereunder pursuant to the Award Notice and this Agreement, shall confer upon the Participant the right to continued employment by, or a continued service relationship with, the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment or other service relationship at any time. Unless otherwise provided in a Service Arrangement or by applicable law, the Participant’s employment by the Company, or any such Affiliate, or any other entity shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Participant or the Company, or any such Affiliate, or other entity for any reason whatsoever, with or without cause or notice. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, and such determination shall be final, conclusive and binding for all purposes. The grant of this Award is a one-time benefit that was made at the sole discretion of the Company and does not create any contractual or other right to receive a grant of Awards or benefits in the future in lieu of Awards in the future, including any adjustment to wages, overtime, benefits or other compensation. Any future Awards will be granted at the sole discretion of the Company.

10. Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, unless otherwise designated by the Company in a written notice to the Participant (or other holder):

Hornbeck Offshore Services, Inc.

103 Northpark Blvd., Suite 300

Covington, LA 70433

Attention: [__________]

E-Mail: [__________]

If to the Participant, at the Participant’s last known address on file with the Company.

Notice shall be deemed to have been duly delivered (a) when delivered in person, (b) when sent by email (provided that the sender has not received any “bounce-back,” “out of office,” or similar message indicating that the email was not sent or received by the recipient) on a business day; provided that if a notice is sent by email after normal business hours of the recipient or on a non-business day, then it shall be deemed to have been received on the next business day after it is sent, (c) on the first business day after such notice is sent by express overnight courier service or (d) on the second business day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained.

11. Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system, by reference to a location on a Company intranet to which the Participant has access, or to the Participant’s account with the Company’s equity plan administrator. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that the Participant’s electronic signature is the same as, and shall have the same force and effect as, the Participant’s manual signature.

12. Agreement to Furnish Information. The Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable law.

13. Entire Agreement; Amendment. This Agreement (which, for clarity, includes the Award Notice and the Plan) constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Award granted hereby; provided that (a) the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment agreement, offer letter, consulting agreement, change-in-control agreement, severance agreement or similar agreement between the Company or an Affiliate and the Participant or any severance plan, change-in-control plan or similar plan of the Company or an Affiliate in which the Participant participates (any such arrangement, a “Service Arrangement”), including the Employment Agreement, in each case, in effect as of the date a determination is to be made under this Agreement; and (b) the consequences for a material breach of the Restrictive Covenants set forth herein are in addition to and complement (and do not replace or supersede) any other consequences set forth in the Employment Agreement or otherwise for a breach of the Restrictive Covenants. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided that except as otherwise provided in the Plan or this Agreement, any such amendment that materially impairs the rights of the Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the Company.

14. Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such right continues.

15. Company Recoupment of Awards. The Participant’s rights with respect to this Award shall in all events be subject to (a) any right that the Company may have under any Company recoupment or clawback policy or other agreement or arrangement with the Participant, and (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission or any other applicable law. The Participant’s acceptance of this Award will constitute the Participant’s acknowledgment of and consent to the Company’s application, implementation and enforcement of any Company recoupment, clawback or similar policy that may apply to the Participant and this Award, whether adopted before or after the Date of Grant (whether through clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance therewith) and any applicable law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation or other similar action, and the Participant’s agreement that the Company may take any actions that may be necessary to effectuate any such policy or applicable law, without further consideration or action.

16. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN, EXCLUSIVE OF THE CONFLICT OF LAWS PROVISIONS OF DELAWARE LAW.

17. Venue. The Company, the Participant and any of the Participant’s permitted transferees, agree that any suit, action or proceeding arising out of or related to this Agreement shall be brought in the United States District Court for the District of Delaware (or should such court lack jurisdiction to hear such action, suit or proceeding, in the courts of the State of Delaware) and that all parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by applicable law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. Without limiting the generality of Section 14, if any one or more provisions of this Section 17 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

18. Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the Person(s) to whom this Award may be transferred by will or the laws of descent or distribution.

19. Headings; References; Interpretation. Headings are for convenience only and are not deemed to be part of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Sections shall, unless the context requires a different construction, be deemed to be references to the Sections of this Agreement. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” All references to “including” shall be construed as meaning “including without limitation.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. Whenever the context may require, the singular form of nouns and pronouns shall include the plural and vice versa. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

20. Counterparts. The Award Notice may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of the Award Notice by facsimile or portable document format (.pdf) attachment to electronic mail or via electronic acceptance in accordance with Section 10 shall be effective as delivery of a manually executed counterpart of the Award Notice.

21. Section 409A. The Plan, this Agreement and Awards are intended to comply with or be exempt from the applicable requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A, it shall be paid in a manner that will comply with Section 409A, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan or this Agreement that is inconsistent with Section 409A shall be deemed to be amended to comply with or be exempt from Section 409A and, to the extent such provision cannot be amended to comply therewith or be exempt therefrom, such provision shall be null and void. Notwithstanding any contrary provision in the Plan or this Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A) that are otherwise required to be made under the Plan or this Agreement to a “specified employee” (as defined under Section 409A) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in this Agreement) upon expiration of such delay period. If the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment. Notwithstanding the foregoing, the Company and its Affiliates make no representations that the Cash Award provided under this Agreement are exempt from or compliant with Section 409A and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A.

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